FS Investment Corporation-8K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Increases Public Offering Price to $10.75 Per Share;
Also Announces Two Regular Cash Distributions to be Paid in February

PHILADELPHIA, February 16, 2011 – On February 14, 2011, the Board of Directors (the “Board”) of FS Investment Corporation (“FSIC”) approved an increase in FSIC’s public offering price from $10.70 to $10.75 per share and declared two regular semi-monthly cash distributions of $0.032156 per share each, which will be paid in February.

The increase in FSIC’s public offering price – which is consistent with the public guidance issued by FSIC on February 1, 2011 – was effective as of FSIC’s February 16, 2011 semi-monthly closing and first applied to subscriptions received from February 1, 2011 through February 15, 2011.

Both of the regular semi-monthly cash distributions of $0.032156 per share will be paid on February 28, 2011, the first to stockholders of record on February 14, 2011 and the second to stockholders of record on February 25, 2011.

“For the third time this year, strong returns in our portfolio have led to an increase in the offering price of our shares,” commented FSIC's Chairman and Chief Executive Officer, Michael C. Forman.  “We are pleased with the current income and capital appreciation we have been able to provide our investors to date.”

The purpose of the increase in the public offering price is to ensure that FSIC’s net asset value (“NAV”) per share does not exceed its net offering price, as required by the Investment Company Act of 1940.  FSIC’s Board determined that FSIC’s recent strong portfolio performance and current and projected market conditions warranted taking this action.

If FSIC’s strong portfolio performance continues, causing FSIC’s NAV per share to exceed FSIC’s increased net offering price, the Board may further increase the per share offering price of its common stock for its future semi-monthly closings.  The Board expects that, if adjusted further, the per share offering price will be between $10.75 and $11.00 per share.  The Board has not yet determined that a further adjustment to the newly-established offering price of $10.75 per share will be necessary.  FSIC will announce any change in its current offering price and will update this guidance should its anticipated public offering price move outside of this range.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with over $29.6 billion in assets under management together with its affiliates as of September 30, 2010, is the global credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a national distributor and sponsor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.

Certain Information About Distributions

The determination of the tax attributes of FSIC’s distributions is made annually as of the end of FSIC’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year.  Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year.  FSIC intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income.  The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on a Form 1099-DIV.

The payment of future distributions on FSIC’s common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.